Exhibit 10.4

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of [            ], 2017 (the “Effective Date”), by and among Metropolitan Life Insurance Company, a New York-domiciled insurance company (“MetLife”), on behalf of itself and its Affiliates other than the Brighthouse Company Group, and Brighthouse Services LLC, a Delaware limited liability company, (“Brighthouse”) on behalf of itself and the other members of the Brighthouse Company Group. MetLife and Brighthouse are hereinafter referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, the board of directors of MetLife, Inc., the corporate parent of the Parties, has approved the separation of Brighthouse Financial, Inc. and each other member of the Brighthouse Company Group, including Brighthouse, into a separate business, whereby MetLife, Inc. will cease to own a majority of the issued and outstanding equity interests of Brighthouse Financial, Inc. or any other member of the Brighthouse Company Group (the “Separation” and such date and time of the Separation, the “Separation Date”);

WHEREAS, in connection with the Separation, MetLife, Inc. and Brighthouse Financial, Inc. will enter into that certain Master Separation Agreement (the “Master Separation Agreement”);

WHEREAS, the Master Separation Agreement will provide for the transfer of ownership of certain intellectual property from MetLife and its Affiliates to the Brighthouse Companies (the “Transferred IP”);

WHEREAS, in connection with the Separation, each of MetLife and Brighthouse desires to license to the other Party the rights to use certain of such Party’s Intellectual Property in connection with the operation of their businesses as of the Effective Date and as of the Separation Date.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the meanings hereinafter specified:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble, and includes all amendments thereto and all schedules and exhibits thereof.

“Arbitration Panel” has the meaning set forth in Section 11.4(b).

“Arbitration Procedure” has the meaning set forth in Section 11.4(d).

“Arbitration Rules” has the meaning set forth in Section 11.4(a).

“Brighthouse” has the meaning set forth in the Preamble.

“Brighthouse Company Group” means Brighthouse Financial, Inc. and any Affiliate thereof on or after the Separation Date, including the companies set forth on Exhibit 1 hereto.

“Brighthouse Other IP” has the meaning set forth in Section 5.5.

“Business” means the business of the members of the Brighthouse Company Group.

“Cessation Date” has the meaning set forth in Section 8.3(b).

“Control” (including its correlative meanings “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Confidential Information” has the meaning set forth in Section 7.2.

“CPR” has the meaning set forth in Section 11.3.

“Determination” has the meaning set forth in Section 11.4(d).

“Discloser” has the meaning set forth in Section 7.2.

“Dispute” has the meaning set forth in Section 11.1.

“Effective Date” has the meaning set forth in the Preamble.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

“Initial Notice” has the meaning set forth in Section 11.2.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) trademarks, service marks, trademark and service mark applications and registrations, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress, identifying symbols, logos, emblems, signs or insignia, monograms, domain names, domain name locators, meta tags, website search terms and key words, and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iii) copyrights and copyrightable works, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof and all rights therein whether provided by international treaties or conventions or otherwise; (iv) trade secrets, know-how, and other confidential and proprietary information including confidential or proprietary data contained in databases, and confidential or proprietary customer lists; (v)) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (iv) above.

“Investment Management Agreement” means the Investment Management Agreement, and, if applicable, additional agreements for investment management, between MetLife, Inc. and Brighthouse Financial, Inc. included in the Transaction Documents.

“Law” means all applicable laws, rules, regulations and ordinances, and all binding orders of any court, agency or other Governmental Authority.

“Licensed Brighthouse Marks” has the meaning set forth in Section 2.2.

“Licensed Marks” means the Licensed MetLife Marks and/or the Licensed Brighthouse Marks, as applicable.

“Licensed MetLife Marks” has the meaning set forth in Section 2.1.

“Limited License Use” means (i) non-public distribution, dissemination or disclosure restricted to employees of a licensee Party, its Affiliates, or their respective third party vendors under written obligations of confidentiality at least as stringent as those required under this Agreement and/or (ii) public distribution, dissemination or disclosure of such materials only to the extent such materials were publicly distributed, disseminated or disclosed prior to the Separation Date.

“Losses” mean all costs, damages, disbursements, obligations, penalties, liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) imposed upon or incurred, sustained or suffered by a Party that is indemnified under Article IX; provided, however, that Losses shall include only actual losses, and shall not include (i) taxes or (ii) lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages, unless such consequential, incidental, special, indirect, exemplary or punitive damages are awarded against any Party indemnified under Article IX with respect to a third-party claim.

“Master Separation Agreement” has the meaning set forth in the Recitals.

“Mediation Notice” has the meaning set forth in Section 11.3.

“MetLife” has the meaning set forth in the Preamble.

“MetLife Actuarial Practice Standards” has the meaning set forth in Section 5.3.

“MetLife Marks” means all trademark, service mark, trade name, business name, internet domain name or internet domain name locator, or any goodwill related thereto, belonging to or owned by MetLife or its Affiliates.

“MetLife Other IP” means Intellectual Property belonging to or owned by MetLife or its Affiliates other than the Brighthouse Company Group, except for the MetLife Marks.

“Offer” has the meaning set forth in Section 11.4(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, or any Governmental Authority.

“Preamble” means the first paragraph of this Agreement.

“Recipient” has the meaning set forth in Section 7.2.

“Response” has the meaning set forth in Section 11.2.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” has the meaning set forth in the Recitals.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Term” has the meaning set forth in Section 8.1(a).

“Territory” means the United States of America.

“Transaction Documents” means any of the agreements set forth on Exhibit 2 of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement entered into as of January 1, 2017 by and between MetLife Services and Solutions, LLC and Brighthouse and for purposes of Article VIII thereof only, MetLife, Inc. and Brighthouse Financial, Inc.

“Transitional Period” has the meaning set forth in Section 8.3(b).

“Transferred IP” has the meaning set forth in the Recitals.

ARTICLE II

TRADEMARK LICENSES

Section 2.1    Scope of License to Brighthouse. During the Term and subject to the terms and conditions of this Agreement, MetLife hereby grants to Brighthouse and its Affiliates a non-exclusive, non-transferable (except as set forth in Section 12.8), non-sublicenseable (except as set forth in Section 2.5(a)), paid-up and royalty-free license to use the service marks and trademarks identified in Schedule A (the “Licensed MetLife Marks”) solely in connection with the Business in the Territory and subject to any limitations set forth on Schedule A.

Section 2.2    Scope of License to MetLife. During the Term and subject to the terms and conditions of this Agreement, Brighthouse hereby grants to MetLife and its Affiliates a non-exclusive, non-transferable (except as set forth in Section 12.8), non-sublicenseable (except as set forth in Section 2.5(b)), paid-up and royalty-free license to use the service marks and trademarks identified in Schedule B (the “Licensed Brighthouse Marks”) solely in connection with providing services to and on behalf of Brighthouse and its Affiliates in the Territory pursuant to any of the Transaction Documents and subject to any limitations set forth on Schedule B. Upon execution of the Master Separation Agreement, the trademarks and service marks set forth on Schedule 2.2(a)(v)(A) thereto shall be deemed added to Schedule B hereof, subject to any limitations that Brighthouse provides MetLife in writing.

Section 2.3    Third Party Intellectual Property. Any license granted hereunder to Licensed Marks (or portions thereof) owned by third parties that are not Affiliates of MetLife or Brighthouse, and that are licensed by such third parties to MetLife or Brighthouse, as applicable, will be subject to the terms and conditions of any written agreements between MetLife (and its Affiliates) or Brighthouse (and its Affiliates), as applicable, and such third parties, which agreements were in effect as of the Effective Date. Nothing in this Agreement will obligate either MetLife (or its Affiliates) or Brighthouse (or its Affiliates), as applicable, to breach any such agreement with a third party that is not an Affiliate of that entity or Party. For the avoidance of doubt, no license or right of any kind is granted in this Agreement in or to the “Snoopy” and other “Peanuts” comic strip characters and marks.

Section 2.4    Appearance of the Licensed Marks. Each licensee of the Licensed Marks pursuant to Section 2.1 or Section 2.2 may (i) only use such Licensed Marks in the same appearance in use as of the Effective Date and (ii) not modify such Licensed Marks through combination with any other logo, design, symbol, trademark, service mark, company or corporate name or commercial slogan or with any prefix or suffix or any modifying word or term hereunder (provided use of a Licensed Mark in proximity to another mark may be permissible to the extent that such use is not likely to give the impression that the Licensed Mark and the additional mark are a unitary mark), except as agreed to in this Agreement or otherwise agreed to in writing by the Parties prior to such use.

Section 2.5    Sublicensing.

(a)    Brighthouse and its Affiliates may sublicense their rights hereunder in the Licensed MetLife Marks solely to market, sell, distribute and service products and services in connection with the Business. Brighthouse shall ensure that all of its and its Affiliates’ sublicensees of such rights comply with all terms and conditions of this Agreement applicable to Brighthouse, and Brighthouse shall cooperate with MetLife in connection therewith.

(b)    MetLife and its Affiliates may sublicense their rights hereunder in the Licensed Brighthouse Marks solely in connection with providing services to Brighthouse pursuant to the Transaction Documents. MetLife shall ensure that its and its Affiliates’ sublicensees of such rights comply with all terms and conditions of this Agreement applicable to MetLife, and MetLife shall cooperate with Brighthouse in connection therewith.

Section 2.6    Omitted Licensed Marks. Prior to one year after the Separation Date, if either Party discovers any mark that was used in the Business prior to the Effective Date but was omitted unintentionally from Schedule A or Schedule B, and is not licensed to Brighthouse under the Transaction Documents, it shall promptly notify the other Party and, to the extent agreed upon by both Parties, the Parties shall promptly amend this Agreement to add such Mark to Schedule A.

ARTICLE III

TRADEMARK OWNERSHIP

Section 3.1    Acknowledgments and Notices.

(a)    Each of Brighthouse (with respect to the Licensed MetLife Marks) and MetLife (with respect to the Licensed Brighthouse Marks): (i) acknowledges that, as between the Parties, the other Party (or its Affiliates) is the owner of such Licensed Marks, (ii) covenants not to challenge the other Party’s or its Affiliate’s ownership of such Licensed Marks or their validity or enforceability, and (iii) agrees that the goodwill arising from its use of such other Party’s Licensed Marks hereunder shall inure to the benefit of the other Party.

(b)    Brighthouse shall use reasonable efforts to include trademark notices or other appropriate disclosures concerning the licensing relationship between the Parties in connection with the Licensed MetLife Marks. Without limiting the generality of the foregoing, Brighthouse shall use a notice similar to the following written notice, except to the extent that such notice would not fit due to size restrictions (e.g., in a banner advertisement), in connection with its use and sublicense of the Licensed MetLife Marks (or such other written ownership notice as reasonably requested by MetLife from time to time): “[insert Licensed Marks] are service marks of [Metropolitan Life Insurance Company or its Affiliates] and are used under license to [Brighthouse entity].”

(c)    MetLife shall use reasonable efforts to include trademark notices or other appropriate disclosures concerning the licensing relationship between the Parties in connection with the Licensed Brighthouse Marks. Without limiting the generality of the foregoing and other than solely in connection with services MetLife is performing for or on behalf of Brighthouse where the services or the output of the services do not contain any MetLife Marks, MetLife shall include a notice similar to the following written notice, except to the extent that such notice would not fit due to size restrictions (e.g., in a banner advertisement), in connection with its use and sublicense of the Licensed Brighthouse Marks (or such other written ownership notice as reasonably requested by Brighthouse from time to time): “[insert Licensed Marks] are service marks of [Brighthouse Financial, Inc. or its Affiliates] and used under license to [MetLife entity].”

Section 3.2    Avoidance of Adverse Actions. Brighthouse (with respect to the Licensed MetLife Marks) and MetLife (with respect to the Licensed Brighthouse Marks), shall not: (i) use such Licensed Marks, or conduct its business in connection with such Licensed Marks, in a manner that would reasonably be expected to impair the validity, value, or goodwill associated with such Licensed Marks; (ii) apply for the registration or renewal of registration of the other Party’s Licensed Marks (including as a trademark, service mark, Internet domain name, or copyright), or any confusingly similar variation thereof, without the prior written consent of the other Party; or (iii) except as permitted by Section 2.5, sublicense any such Licensed Marks.

Section 3.3    No Objection to Use of Certain Portions of MetLife Principal Marks or Product Names and/or Portions of Third Party Marks or Product Names. MetLife and its Affiliates will not directly or indirectly object or directly assist any other party in objecting to use by Brighthouse or its Affiliates or permitted sublicensees of the product names, trademarks or service marks (or portions of any of the foregoing) listed in Schedule C. Brighthouse acknowledges and agrees that (1) MetLife and its Affiliates make no representation or warranty of good title with respect to such product names or marks, and (2) MetLife and its Affiliates are in no way precluded from current or future use, or acquiring rights or registration of such names or marks (or similar names or marks). For avoidance of doubt, the covenant of MetLife and its Affiliates not to object set forth in the first sentence of this Section 3.3 does not (a) extend to any use by Brighthouse or its Affiliates of any mark or product names uses that include any MET, MetLife or Metropolitan prefix or suffix, or (b) preclude MetLife or its Affiliates from objecting to uses by third parties (other than Brighthouse’s or its Affiliates’ permitted sublicensees) of any marks or product names listed in Schedule C.

ARTICLE IV

MAINTENANCE OF QUALITY CONTROL FOR TRADEMARK LICENSES

Section 4.1    Goodwill. Brighthouse (with respect to the Licensed MetLife Marks), and MetLife (with respect to the Licensed Brighthouse Marks) shall not take any action hereunder that is likely to disparage or diminish the value or goodwill associated with such Licensed Marks.

Section 4.2    Quality of Products and Services. Each of Brighthouse (with respect to the Licensed MetLife Marks), and MetLife (with respect to the Licensed Brighthouse Marks) covenants that the quality of products and services provided by such Party under such Licensed Marks will be at least equal to the quality of products and services provided under such Licensed Marks by MetLife (with respect to the Licensed MetLife Marks) and by Brighthouse (with respect to the Licensed Brighthouse Marks) in each case prior to and as of the Separation Date. With respect to Licensed MetLife Marks, as of the Effective Date, all the products and services provided under Licensed MetLife Marks are deemed to meet MetLife’s quality control standards of products and services as provided by MetLife prior to the Separation Date. With respect to Licensed Brighthouse Marks, as of the Effective Date, all the products and services provided under Licensed Brighthouse Marks are deemed to meet Brighthouse’s quality control standards. On the Separation Date, all of the products and services provided under the Licensed Marks will be deemed to meet the respective licensor’s quality controls and standards if equal to at least the quality of products and services as provided by the licensor Party prior to the Separation Date. Each Party shall have the right to periodically and reasonably request samples of materials solely as it relates to the other Party’s use of the Licensed Marks. Brighthouse (with respect to the Licensed MetLife Marks) and MetLife (with respect to the Licensed Brighthouse Marks) shall submit to the other Party any new materials using such Licensed Marks that are not substantially similar to any material existing prior to the Separation Date or to previously-approved material for prior review and written approval, such approval not to be unreasonably withheld. Failure to approve or disapprove of any such new materials within fifteen (15) Business Days following written notice thereof pursuant to Section 12.5 shall be deemed to constitute approval. With respect to use by a licensee Party of a Licensed Mark, if the licensor Party at any time requests in writing and with a reasonable basis (such as receipt of a third party claim) that the licensee Party cease or modify a use of a licensor Party’s Licensed Mark that has otherwise been approved or is permitted hereunder, the licensee shall modify in accordance with the licensor Party’s directions or, if applicable, phase out such use by exhausting its inventory of materials (and modifying electronic materials) in the ordinary course of business or sooner, if the licensor agrees to reimburse the licensee for the costs of replacing (and modifying) such materials. Each Party shall promptly notify the licensor Party of any written complaints received from third parties regarding the products or services under the other licensor Party’s Licensed Marks, or the use of the other Party’s Licensed Marks, and at the request of the licensor Party shall reasonably cooperate with the licensor Party in addressing the circumstances giving rise to such complaints. Neither licensee Party shall be deemed to be in breach of this Agreement in connection with the use of materials to the extent that (A) Brighthouse and its Affiliates create such materials bearing the Licensed Brighthouse Marks, or (B) MetLife or its Affiliates create such materials bearing the Licensed MetLife Marks, which materials in either case do not meet the requirements of this Agreement; provided that such materials are not created at the specific direction of the licensee Party or its Affiliates.

ARTICLE V

OTHER INTELLECTUAL PROPERTY LICENSES

Section 5.1    License to MetLife Other IP. With the exception of all MetLife Marks and the materials listed on Schedules D-1, D-2, D-3 and D-4, during the Term and subject to the terms and conditions of this Agreement, MetLife hereby grants to Brighthouse and its Affiliates a non-exclusive, non-transferable (except in accordance with Section 12.8), sublicenseable (to the extent the sublicensee makes only a Limited License Use), paid-up and royalty-free, perpetual (unless terminated pursuant to Section 8.2) license in the Territory only to make Limited License Use of any and all MetLife Other IP that was used by a Brighthouse Company Group member prior to the Effective Date in connection with the Business; provided that (a) any Intellectual Property created pursuant to the Transition Service Agreement and any licenses thereto shall be governed by the Transition Service Agreement; (b) any derivative works created by Brighthouse (or its Affiliates or vendors) based on the MetLife Other IP may also only be used in connection with the same Limited License Use as the corresponding original MetLife Other IP; and (c) the license set forth in this Section 5.1 with respect to any MetLife Other IP shall terminate upon such MetLife Other IP becoming an Asset of any Brighthouse Company Group member pursuant to the Master Separation Agreement. For avoidance of doubt, the following are not included in the foregoing license: (1) Intellectual Property owned by any third parties (but licensed to MetLife), 2) Intellectual Property not used by a Brighthouse Company Group member immediately prior to the Effective Date, even if listed on Schedule D-3, (3) any derivative works created after the Effective Date by MetLife (or its Affiliates or vendors) based on MetLife Other IP; and (4) with respect to Software, access to any MetLife systems hosted by or on behalf of MetLife or its Affiliates, except as may be set forth in a Transaction Document. However, in the sole discretion of MetLife, upon request from Brighthouse or its Affiliates, limited content from the Intellectual Property listed on Schedule D-3 may be provided for Limited License Use in connection with the Business in accordance with Section 5.2. In no event shall Brighthouse have any rights in the MetLife Other IP set forth on Schedules D-1 and D-2 unless explicitly set forth in a writing between the Parties.

Section 5.2    Requesting Access to Excluded MetLife Intellectual Property. For up to one (1) year following termination of the Transition Services Agreement, Brighthouse may request that MetLife provide to Brighthouse, in MetLife’s sole discretion, limited access to certain MetLife Other IP not otherwise licensed to Brighthouse pursuant to Section 5.1 (but excluding any MetLife Other IP on Schedule D-2) subject to terms and conditions imposed by MetLife in writing. In order to make such a request, Brighthouse or its Affiliate shall submit a “Request for Information” to Heidi Constantine Nelson (hconstantine@metlife.com) describing the requested MetLife Other IP, including the type, location and the MetLife or its Affiliate’s business unit using such Intellectual Property, and documenting Brighthouse’s (or its Affiliate’s) business justification or need to use such Intellectual Property. To the extent that such access is provided or certain information is provided to Brighthouse by MetLife pursuant to such a request, during the Term and subject to the terms and conditions of this Agreement, MetLife and its Affiliates hereby grant to Brighthouse and its Affiliates a non-exclusive, non-transferable, sublicenseable (for Limited License Use), paid-up and royalty-free license to only make Limited License Use of such MetLife Other IP (but specifically excluding use of any MetLife Marks not licensed in Section 2.1) in connection with the Business, subject to any additional limitations made by MetLife in writing upon transmission of such materials.

Section 5.3    License to Use MAPS and Certain Other Actuarial IP. For a period of five (5) years after the Effective Date, and subject to the terms and conditions of this Agreement, MetLife hereby grants to Brighthouse Company Group a non-exclusive, non-transferable (except in accordance with Section 12.8), non-sublicenseable (except as would constitute Limited License Use) paid-up and royalty-free license only to make Limited License Use of MetLife actuarial practice standards (“MetLife Actuarial Practice Standards”) and certain other actuarial materials listed in Schedule D-4 in the Territory in connection with the Business.

Section 5.4    Requesting Delivery of MetLife Other IP. For up to one (1) year following termination of the Transition Services Agreement, Brighthouse may request that MetLife deliver to Brighthouse MetLife Other IP that is the subject of a license hereunder to the extent that such MetLife Other IP is not in the possession of any Brighthouse Company Group member or such MetLife Other IP has not been previously delivered to a Brighthouse Company Group member. In order to make such a request, Brighthouse or its Affiliate shall submit a “Request for Information” to Heidi Constantine Nelson (hconstantine@metlife.com) describing the requested MetLife Other IP, including the type, location and the MetLife or its Affiliate’s business unit using such Intellectual Property (if known), and documenting Brighthouse’s (or its Affiliate’s) use of such MetLife Other IP prior to the Effective Date. To the extent Brighthouse or its Affiliates establish such use prior to the Effective Date, MetLife shall promptly deliver such MetLife Other IP to Brighthouse and the costs of delivery (including any extraction and duplication) shall be borne equally by the Parties to the extent that the cost of such delivery is not addressed in another Transaction Document.

Section 5.5    Rights to Use Brighthouse Other IP. During the Term and subject to the terms and conditions of this Agreement, Brighthouse and its Affiliates hereby grant to MetLife and its Affiliates a non-exclusive, non-transferable (except in accordance with Section 12.8), sublicenseable (to the extent the sublicensee makes only a Limited License Use) paid-up and royalty-free, perpetual (unless terminated pursuant to Section 8.2) license in the Territory to use any and all Intellectual Property owned, transferred to or used by Brighthouse or its Affiliates, pursuant to the Transaction Agreements, other than the Licensed Brighthouse Marks (“Brighthouse Other IP”), that was used by MetLife (or its non-Brighthouse Affiliates) prior to the Effective Date, provided that, (a) any derivative works based on Brighthouse Other IP created by MetLife (or its Affiliates or vendors) after the Separation Date may only be used in connection with the same Limited License Use as the corresponding, original Brighthouse Other IP, and (b) any derivative works based on Brighthouse Other IP created by Brighthouse (or its Affiliates or vendors) after the Separation Date is excluded from the license granted in this Section 5.5. With respect only to this Section 5.5, the Territory includes the United States of America and any other territories in which Brighthouse Other IP is used solely by “MetLife Global Operations Support Center Private Limited” for the provision of services to Brighthouse as required by the Transaction Documents, and is further limited by any restrictions in such Transaction Documents.

Section 5.6    No Limitation.

(a)    Nothing in this Agreement is designed to limit Brighthouse’s rights to information furnished under, and subject to, the terms of the Investment Management Agreement(s).

(b)    Notwithstanding the inclusion of any Metlife Other IP on Schedule D-2 or D-3, nothing in this Agreement shall prohibit a member of the Brighthouse Company Group from having access pursuant to any other agreement between the Parties or their Affiliates (i) to data generated by such Metlife Other IP and used in the Business prior to the Effective Date or (ii) access to a copy of the Metlife Other IP to the extent still maintained by MetLife or its Affiliates, in each case solely for historical purposes, including in connection with a litigation or a regulatory matter and, as necessary, subject to reasonable confidentiality restrictions directed by MetLife.

(c)    Subject to the licenses granted in this Section 5, the Parties acknowledge that certain Limited License Uses of the MetLife Other IP or Brighthouse Other IP may include incidental uses from employees temporarily located outside of the Territory or to customers residing outside of the Territory, which may result in MetLife Other IP or Brighthouse Other IP being displayed, published or otherwise made available for Limited License Use outside the Territory, and that such use, if otherwise in accordance with this Section 5, will not in and of itself, constitute a breach of the terms of this Section 5.

ARTICLE VI

COMPLIANCE WITH LAW; LICENSES, PERMITS,

REGULATIONS, REGISTRATIONS, ETC.

Section 6.1    Compliance with Law. Each Party shall comply with all applicable Laws in connection with its exercise of its rights and performance of its obligations under this Agreement.

Section 6.2    Government Licenses, Permits, and Approvals. Each Party, at its sole expense, shall be responsible for complying with any requirements of a Governmental Authority applicable to such Party with respect to this Agreement. Each Party shall provide the other Party with all documents reasonably requested by the other Party, at such requesting Party’s expense, in order to perform its obligations under this Section 6.2. Each Party shall furnish the other Party and/or its Affiliates written evidence from such regulatory authorities of any such licenses, permits, clearances, authorizations, or regulatory approvals at the other Party’s request and expense.

Section 6.3    Recordings. In the event a Party deems necessary the recordation of this Agreement (or any portion of this Agreement), the other Party shall cooperate with such Party, at such requesting Party’s expense, in connection with the recording of this Agreement (or any portion of this Agreement) with the appropriate Governmental Authorities and in the renewal of such recordation. Upon termination or expiration of this Agreement, the Parties shall cooperate to effect a cancellation or termination of any recordation of this Agreement (or relevant portion thereof) with the appropriate Governmental Authorities.

ARTICLE VII

INTELLECTUAL PROPERTY PROTECTION

Section 7.1    Protection of Intellectual Property. Brighthouse and its Affiliates (with respect to the Licensed Brighthouse Marks and any other Brighthouse Other IP), and MetLife and its Affiliates (with respect to the Licensed MetLife Marks and any MetLife Other IP) shall have the sole right, at its sole cost and expense, to initiate, defend, and control actions with respect to, and the other Party shall reasonably cooperate with such Party (with such Party reimbursing the other Party for any out-of-pocket costs incurred by the other Party in providing such cooperation) in connection with infringement or other violation of such Intellectual Property, or claims by third parties that such Intellectual Property infringes or otherwise violates rights of such third party. Upon reasonable request, and at the expense of such requesting Party, a licensee Party shall timely provide reasonable assistance to the licensor Party in perfecting, registering and enforcing any Intellectual Property rights relating to the Licensed Marks, the MetLife Other IP or the Brighthouse Other IP.

Section 7.2    Confidentiality. “Confidential Information” means all information provided by the disclosing Party (the “Discloser”) to the receiving Party (the “Recipient”) hereunder that is proprietary and/or non-public related to the past, present and future business activities of the Discloser, its Affiliates and agents, including, without limitation, all information related to: (a) the Discloser’s employees, customers, and third-party contractors; (b) MetLife Other IP licensed for Limited License Use under this Agreement, or anything listed in Schedules D-1, D-2, D-3 or D-4, including but not limited to operational and business proposals and plans, pricing, financial information, methods, processes, code, data, lists (including customer lists), inventions, apparatus, statistics, programs, research, development, information technology, network designs, passwords, sign-on codes, and usage data; (c) the terms of this Agreement; and/or (d) any other information that the Discloser designates in writing as confidential. Confidential Information does not include information that the Recipient demonstrates is or was, at the time of the disclosure: (1) generally known or available to the public; (2) received by the Recipient from a third-party; (3) with the exception of any items referenced in Article V, information already in the Recipient’s possession prior to the date of receipt from Discloser; or (4) independently developed by the Recipient. At all times the Recipient shall: (a) use the same standard of care to protect the Confidential Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care; (b) not use the Discloser’s Confidential Information other than as necessary to perform its obligations under this Agreement; (c) not disclose, distribute, or disseminate the Confidential Information to any third-party not under written obligations of confidentiality at least as stringent as hereunder; and (d) disclose the Discloser’s Confidential Information to its employees, agents, third party contractors and/or Affiliates on a “need to know” basis only, provided that each employee, agent, third-party contractor and Affiliate is bound by obligations of confidentiality and restrictions against disclosure at least as restrictive as those contain herein.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1    Term.

(a)    This Agreement (and the rights granted herein) shall become effective on the Effective Date or as otherwise explicitly stated herein and shall continue until the expiration of this Agreement (or with respect to a specific right, expiration of such right) pursuant to this Section 8.1, unless earlier terminated pursuant to Section 8.2 (the “Term”).

(b)    All licenses hereunder to Licensed Marks shall continue for (i) each Licensed MetLife Mark, for the duration that Brighthouse or its Affiliates use or do not abandon use (pursuant to applicable trademark Law in the Territory governing the abandonment of trademarks) of such mark in connection with its Business, to the extent that MetLife or its Affiliates retain ownership of such Licensed MetLife Mark, and (ii) each Licensed Brighthouse Mark, for the duration that MetLife or its Affiliates use or do not abandon use (pursuant to applicable trademark Law in the Territory governing the abandonment of trademarks) of such mark in connection with the Transaction Documents, to the extent that a Brighthouse Company member or its Affiliates retain ownership of such Licensed Brighthouse Mark.

Section 8.2    Material Breach.

(a)    Either Party may suspend a license to a particular Licensed Mark upon written notice to the other Party that such other Party is in material breach of this Agreement with respect to use of such Licensed Mark. Such suspension shall automatically take effect if the other Party does not cure the breach within thirty (30) days of such notice; provided, that the licensor Party may terminate such license if the other Party has not used all commercially reasonable efforts to promptly cure such breach during such period. Such suspension shall remain in effect until the licensor Party acknowledges that the breach has been cured to its reasonable satisfaction, such acknowledgement not to be unreasonably withheld. In no event shall such suspension or termination apply to the use of Licensed Marks by a licensee where such use is required by any applicable Laws, subject to such Party’s continued efforts to cure such breach and cooperate with such other Party in connection therewith. Notwithstanding the foregoing, in the event there is a Dispute with respect to whether the licensee Party is in a material breach of this Agreement or failed to timely cure such a breach, the licensor Party may not suspend or terminate the license under this Agreement until after the final resolution of the Dispute in favor of the licensor Party pursuant to Article XI, provided that, the foregoing shall not prelude the licensor Party from pursuing its rights under Section 11.5.

(b)    With respect to the licenses granted in Article V, MetLife may terminate any license with respect to MetLife Other IP, and Brighthouse may terminate any license with respect to Brighthouse Other IP, if the other Party does not cure a breach of this Agreement with respect to such Intellectual Property, respectively within thirty (30) days of written notice to such Party; provided that if Brighthouse terminates any license to Brighthouse Other IP hereunder, then MetLife and its Affiliates shall be relieved of its obligations under any Transaction Document, if any, solely to the extent that such obligation is dependent upon a license to such Brighthouse Other IP to which the license is being terminated.

Section 8.3    Termination of Rights to Licensed Marks. Upon the expiration or termination of this Agreement (with respect to both Parties in connection with the Licensed Marks), or of any rights to Licensed Marks (with respect to the Party whose rights have been terminated with respect to particular Licensed Marks):

(a)    Subject to Section 8.3(b), such Party’s license to use such Licensed Marks immediately and automatically shall terminate and all rights of such Party (and its Affiliates and sublicensees) to such Licensed Marks, including any associated goodwill, under this Agreement shall revert to the other Party;

(b)    Such Party shall (and shall cause its Affiliates and sublicensees to), within sixty (60) days from the expiration or termination of this Agreement (such period, the “Transitional Period”), discontinue using such Licensed Marks and remove such Licensed Marks from all promotional and advertisement materials, stationery, computer and electronic systems, and any and all documents (whether in written, electronic, optical, or other form) in the possession and control of such Party (and its Affiliates and sublicensees), and during the Transitional Period (the last day of such period being the “Cessation Date”) all of the obligations of such Party (and its Affiliates sublicensees) hereunder shall remain in force; provided, however, that such Party shall not be required to remove such Licensed Marks from non-public business records of such Party or its Affiliates (whether in written, electronic, optical, or other form) or as required by Law or a Party’s standard archiving practices.

(c)    Subject to Section 8.3(b), upon the Cessation Date, such Party shall (and shall cause its Affiliates and sublicensees to) destroy, to the extent commercially feasible, all materials utilizing such Licensed Marks; and

(d)    Subject to Section 8.3(b), upon the Cessation Date, such Party shall (and shall cause its Affiliates and sublicensees to) not use any name or mark that is confusingly similar to or dilutive of such Licensed Marks.

(e)    Notwithstanding the foregoing, a Party shall not be required to cease a particular use of a particular Licensed Mark subject to such termination if and to the extent that such continued use of such mark is required by Law, provided that such Party (i) promptly notifies the other Party in writing of such requirement, (ii) uses all commercially reasonable efforts to cease such use and still comply with Law, and (iii) cooperates with the other Party with respect to such efforts to cease use without violating any Law. For purposes of clarification, the foregoing shall not relieve a Party from its obligation to cure a breach of this Agreement.

Section 8.4    Termination of Rights to MetLife Other IP and Brighthouse Other IP. To the extent that any rights to use MetLife Other IP or Brighthouse Other IP pursuant to Article V shall terminate pursuant to Section 8.2, Brighthouse and its Affiliates shall immediately cease and desist from all further use of such MetLife Other IP (and any derivative works based on such MetLife Other IP), and MetLife shall immediately cease and desist from all further use of such Brighthouse Other IP (and any derivative works based on such Brighthouse Other IP); provided that upon termination of this Agreement, copies of the MetLife Other IP and any derivative works based upon such MetLife Other IP (in the case of Brighthouse and its Affiliates) and copies of the Brighthouse Other IP and any derivative works based upon such Brighthouse Other IP (in the case of MetLife) may be retained by the respective licensee(s) for its internal archival purposes, in accordance with ordinary record retention policies, to document history uses thereof or as required by applicable law.

Section 8.5    Survival. The provisions of Sections 3.1, 3.3, 6.3, 7.2, 8.3, 8.4, this 8.5 and Articles 9, 10 and 11 shall survive any expiration or termination of this Agreement.

ARTICLE IX

DEFENSE AND INDEMNIFICATION

Section 9.1    Indemnification

(a)    Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, and their respective directors, officers, employees and agents (the “Indemnified Parties”) with respect to any Losses incurred with respect to a claim by an unaffiliated third party arising, directly or indirectly, from any use by the Indemnified Parties, or any of their sublicensees, of the other Party’s Licensed Marks or licensed Intellectual Property (i) if and to the extent such claim is based on content added by Indemnifying Party to (x) the MetLife Other IP (where the Indemnifying Party is Brighthouse) or (y) the Brighthouse Other IP (where the Indemnifying Party is MetLife); or (ii) if and to the extent that such claim arises from use by the Indemnifying Party that is outside the scope of the rights granted to it hereunder by the Indemnified Party; provided that the Indemnified Party notifies the Indemnifying Party promptly in writing after becoming aware of such claim; and provided further that a delay in such notification shall not relieve the Indemnifying Party from its obligations to indemnify unless such delay has materially prejudiced the Indemnifying Party’s right and ability to defend itself against such claim. The Indemnified Party shall have the sole right to control the defense of any such action with counsel of its choice and to enter into a stipulation of discontinuance and settlement thereof, subject to reasonable consultation with the Indemnifying Party, so long as the settlement does not impose any financial or other burdens on the Indemnifying Party or include an admission of wrongdoing by the Indemnified Party.

(b)    With respect to a claim by an unaffiliated third party that the use of the Licensed MetLife Marks or MetLife Other IP (licensed in Article V) infringes the Intellectual Property rights of such third party, Brighthouse or its Affiliates must promptly phase out use of such challenged mark or MetLife Other IP in the relevant jurisdiction(s) if, in MetLife’s reasonable judgment, there exist colorable grounds for such third-party claim. With respect to a claim by an unaffiliated third party that the use of the Licensed Brighthouse Marks or Brighthouse Other IP (licensed in Article V) infringes the Intellectual Property rights of such third party, MetLife or its Affiliates must promptly phase out use of such challenged mark or Brighthouse Other IP in the relevant jurisdiction(s) if, in Brighthouse’s reasonable judgment, there exist colorable grounds for such third-party claim.

ARTICLE X

DISCLAIMER

Section 10.1    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY REGARDING ANY OF THE LICENSED MARKS, OR METLIFE OTHER IP OR BRIGHTHOUSE OTHER IP LICENSED OR OTHERWISE PROVIDED HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT THE LICENSE GRANTED IN THIS AGREEMENT, AND THE LICENSED MARKS LICENSED, OR METLIFE OTHER IP OR BRIGHTHOUSE OTHER IP OR OTHERWISE PROVIDED HEREUNDER ARE PROVIDED “AS IS.”

Section 10.2    Limitations of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT DAMAGES (INCLUDING PUNITIVE AND CONSEQUENTIAL DAMAGES) ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, OR THE SUBJECT MATTER HEREOF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY, OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS LIMITATION ON LIABILITY SHALL (1) NOT APPLY TO DAMAGES SOUGHT BY A THIRD PARTY WITH RESPECT TO A CLAIM BY SUCH THIRD PARTY FOR WHICH A PARTY IS ENTITLED TO INDEMNITY HEREUNDER, AND (2) EXPLICITLY APPLY TO ANY CLAIMS BASED ON BRIGHTHOUSE’S (OR ITS AFFILIATES’) USE OF TRADEMARKS, SERVICE MARKS OR PRODUCT NAMES LISTED IN SCHEDULE C.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1    General Provisions.

(a)    Except as otherwise contemplated in this Agreement, any and all disputes, controversies or claims arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved by mediation or arbitration in accordance with the procedures set forth in this Article XI, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)    All communications (including the Initial Notice, Response and the Mediation Notice, defined below) between the Parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation, if any, arising out of the process described in Section 11.3, shall be deemed to have been delivered in furtherance of a Dispute settlement, shall be exempt from discovery and production, and shall be treated under the standards set forth in Rule 408 of the Federal Rules of Evidence and all applicable state counterparts protecting the confidentiality of mediations or settlement discussions.

(c)    The Parties expressly waive and forgo any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a Claim shall be considered direct damages) and (ii) trial by jury.

(d)    The specific procedures set forth below, including, but not limited to, the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e)    All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XI are pending. The Parties shall take such action, if any, required to effectuate such tolling.

Section 11.2.    Business Level Resolution. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall first attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of Vice President of the respective business entities involved in such Dispute or their respective senior level designees. Either Party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Five (5) Business Days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within ten (10) Business Days of the date of the Initial Notice to seek a resolution of the Dispute. If such senior executives or their respective designees decline to meet within the allotted time, or if they meet, but fail to resolve the Dispute within twenty (20) Business Days after receipt of the Initial Notice, then, upon the election of either Party in its sole discretion, the Parties shall pursue mediation as the remedy set forth in Section 11.3 and, as applicable, arbitration pursuant to Section 11.4.

Section 11.3.    Mediation. Except as otherwise contemplated in this Agreement, if the procedures set forth in Section 11.2 have been followed with respect to a Dispute and such Dispute remains unresolved or otherwise following the twentieth (20th) Business Day following receipt of the Initial Notice, the Dispute shall be submitted for resolution to non-binding, confidential mediation by a written notice to the other Party (the “Mediation Notice”), which such submission to mediation shall occur within thirty (30) days of delivery of the Mediation Notice. The Parties shall mutually select a mediator; provided that if the Parties are unable to select a mutually agreeable mediator within twenty (20) days following the Mediation Notice, the International Institute for Conflict Prevention and Resolution (the “CPR”), at the written request of either Party, shall designate a mediator.

Section 11.4.    Arbitration; Procedures.

(a)    If a Dispute is not resolved by mediation as provided in Section 11.3 within ninety (90) days of the Initial Notice (or any longer period that the Parties may agree to in writing), the mediation contemplated in Section 11.3 shall terminate and the Dispute shall be submitted for resolution to binding arbitration to be held in New York, New York. The arbitration shall be solely between the parties to the Dispute and shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration as then in effect except as modified by the provisions of this Article IV (the “Arbitration Rules”).

(b)    The neutral organization for purposes of the Arbitration Rules shall be the CPR. The arbitration shall be conducted before a panel of three arbitrators (the “Arbitration Panel”), of whom each Party shall appoint one arbitrator in accordance with the Arbitration Rules and the two Party-designated arbitrators shall jointly select the third arbitrator in accordance with the Arbitration Rules; provided that no arbitrator may serve on the panel unless (i) such arbitrator has in the past served as an officer of a financial services company, is otherwise reasonably experienced in such industry, and has experience with trademark matters, and (ii) he or she has agreed in writing to enforce the terms of, and conduct the arbitration in accordance with, the provisions of this Article XI. The arbitration shall be conducted in New York City. A written transcript of the proceedings shall be made and furnished to the Parties. Except with respect to the interpretation and enforcement of the Arbitration Procedures (which shall be governed by the Federal Arbitration Act), the arbitrators shall determine the Dispute and make the Determination in accordance with the law of the State of New York, without giving effect to any conflict of law rules, its choice of law principles or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement and the Transaction Documents according to their respective terms.

(c)    The Parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 11.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 11.4 may be entered and enforced in any court having jurisdiction thereof. The Parties agree that each and every arbitration shall be treated as confidential and before making any disclosure permitted by the CPR Arbitration Rules, a Party shall give written notice to the other Party and shall, at such other Party’s request, make reasonable efforts to protect and preserve the confidentiality of any information disclosed in an arbitration.

(d)    The Arbitration Panel shall establish a set of procedures for the arbitration (the “Arbitration Procedures”), which shall include but not be limited to (i) that each Party shall submit to the Arbitration Panel, and exchange with the other Party, a written offer of compromise, constituting such Party’s best offer, with terms to resolve the Dispute (each such offer, an “Offer”), (ii) that the Arbitration Panel shall be limited to awarding either (x) only one or the other of the two Offers submitted, or (y) an award that shall not be in excess of the higher, nor less than the lower, of the amounts represented by the Offers, as applicable, or , (iii) that discovery shall be conducted in accordance with the Arbitration Rules and (iv) that all aspects of the arbitration shall be treated as confidential. The Arbitration Panel shall deliver a written statement resolving the Dispute (the “Determination”); provided that the Arbitration Panel shall not in its Determination provide either Party with terms more favorable than those set forth in the Offer provided by the other Party. The Arbitration Panel may render the Determination by means of a summary disposition relative to all or some of the issues in the Dispute; provided that the Party that opposes such summary disposition has had an adequate opportunity to respond to the application for such summary disposition. Except as expressly permitted by this Agreement, no Party shall commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 11.4(c) or (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law. For purposes of the foregoing, the Parties submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)    Each Party shall bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XI; provided that the Parties shall share the fees and expenses of both the mediators and Arbitration Panel equally.

Section 11.5    Equitable Remedies. Notwithstanding anything to the contrary in this Agreement, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each of the Parties irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of or permitted by this Section 11.5, and agrees to commence any such action, suit or proceeding only in such courts.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Corporate Power; Fiduciary Duty.

(a)    MetLife and Brighthouse each represent on behalf of itself as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof and thereof.

(b)     Notwithstanding any provision of this Agreement, neither of Licensor nor Licensee, nor any of their respective Affiliates, shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of Licensor, Licensee or any non-wholly-owned subsidiary of Licensor or Licensee, as the case may be (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a subsidiary is wholly-owned).

Section 12.2     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 12.3    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation Date and the Term and shall remain in full force and effect.

Section 12.4    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Party of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 12.5     Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (i) by delivery in person, (ii) by overnight courier service, (iii) by facsimile or email with receipt confirmation, or (iv) by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.5):

If to Licensor, to:

MetLife Law Dept.

200 Park Avenue

New York, NY 10166

Attention: Ricardo Anzaldua, General Counsel

Email: ranzaldua@metlife.com

With copy to:

MetLife Law Dept.

200 Park Avenue

New York, NY 10166

Attn: Jonathan Damon, Associate General Counsel, Intellectual Property Unit

Email: jdamon1@metlife.com

If to Licensee, to:

Brighthouse Services, LLC

c/o Brighthouse Financial, Inc.

Gragg Building

11225 North Community Drive

Charlotte, North Carolina 28277

With a copy to:

Brighthouse Services, LLC

c/o Brighthouse Financial, Inc.

Attn: Christine De Biase, General Counsel

Gragg Building

11225 North Community Drive

Charlotte, North Carolina 28277

Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if sent by facsimile or email; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Section 12.6    Severability. If any term or other provision of this Agreement is deemed by an Arbitration Panel or a court of Law to be invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms and conditions of this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.7    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 12.8    Assignment; No Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any or all of its rights and obligations hereunder to any of its Affiliates so long as such assignment does not release such Party from any liability hereunder incurred prior to such assignment. Except as provided in Article IX, with respect to Licensor Indemnitees or Licensee Indemnitees, as applicable, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Affiliates and each of their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10    Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated in this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 12.11    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided that no waiver by either Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 12.12    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph, and Schedule are references to the appropriate Preamble, Recitals, Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified; (c) references to “$” means U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section unless expressly stated otherwise; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

Section 12.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be as effective as delivery of a manually executed counterpart of any such Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

METROPOLITAN LIFE INSURANCE COMPANY

By:
Name:
Title:

BRIGHTHOUSE SERVICES, LLC

By:
Name:
Title:

EXHIBIT 1

BRIGHTHOUSE COMPANY GROUP

EXHIBIT 2

TRANSACTION DOCUMENTS

SCHEDULE A

LICENSED METLIFE MARKS

SCHEDULE B

LICENSED BRIGHTHOUSE MARKS

SCHEDULE C

NON-OBJECTIONABLE MARKS AND NAMES

SCHEDULE D

EXCEPTIONS TO THE LICENSE TO USE METLIFE OTHER IP

D-1 – MetLife Other IP Used by US Retail Prior to Effective Date Not Available to License to Brighthouse

D-2 – MetLife Other IP Not Used by US Retail Prior to Effective Date and (For Clarity) Not Available to License to Brighthouse

D-3 – MetLife Other IP That May or May Not Have Been Used by US Retail Prior to Effective Date and May Only Be Available to Brighthouse by Request (at MetLife’s Discretion)

D-4 – MetLife Actuarial IP for 5 Year Limited License to Brighthouse